------               U.S. SECURITIES &          ------------
          FORM 5              EXCHANGE COMMISSION         OMB APPROVAL
          ------            Washington, D.C.  20549       ------------

[ ]  Check this box if                            OMB Number       3235-0362
     no longer subject                            Expires: December 31, 2001
     Section 16. Form 4                           Estimated average burden
     or Form 5 obliga-                            hours per response . . 1.0
     tions may continue.
     See Instruction 1(b).

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    Section 17(a) of the Public Utility Holding Company Act of 1935 or
            Section 30(f) of the Investment Company Act of 1940
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1.   Name and Address of Reporting Person

        Green        Dorris        E.
     ------------------------------------
         (Last)      (First)     (Middle)
          4429   Pierwood
     ------------------------------------
                    (Street)

        Evans          Georgia    30809
     ------------------------------------
         (City)      (State)   (ZIP)

2.   Issuer Name and Ticker or Trading Symbol

     Merry Land Properties, Inc. (MRYP)
     -------------------------------------------

3.   IRS or Social Security Number of Reporting Person
     (Voluntary)

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4.   Statement for Month/Year

         1999
     ------------------------

5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

         X      Director             10% Owner
     ---------            ---------
         X      Officer              Other
     ---------            ---------
     (give title below)   (specify below)
     ------------------------------------------

     Vice President, Chief Financial Officer,
     Secretary and Treasurer
     ------------------------------------------
7.   Individual or Joint/Group Filing
     (Check Applicable Line)

          X     Form Filed by One Reporting Person
     ---------
                Form Filed by More than One Reporting Person
     ---------


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                            Table   I  -  Non-Derivative  Securities  Acquired, Disposed of, or Beneficially Owned
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                               3.            4.
                               Transaction   Securities  Acquired  (A)  or Disposed
                               Code          of (D) (Instr. 3, 4 and 5)
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                                                                          5. Amount of
                                                                          Securities
                                                                          Beneficially     6. Ownership  7. Nature of
                   2.                                                     Owned at         Form: Direct  Indirect
                   Transaction                                            Issuer's Fiscal  (D)  or       Beneficial
1.                 Date                                                   Year End         Indirect (I)  Ownership
Title of Security  (MM/DD/YY)  Code     V    Amount   (A) or (D)   Price  (Instr.  3  and  4)(Instr.  4)(Instr. 4)
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Common Stock       12/31/99    --                                          66,635.00       D
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Common Stock       12/31/99    --                                             686.24 (1)   I
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Reminder: Report on a separate line for each class of securities         Page 1
          beneficially owned directly or indirectly.                   SEC 1474
          (Print or Type Responses)                                      (7/96)

          If the form is filed by more than one reporting person see instruction 5(b)(v).


Green, Dorrie E.

FORM 5                                                        February   , 2000

FORM 4 (continued)         Table II - Derivative Securities Acquired,  Disposed of, or Beneficially Owned                     Page 2
                                     (e.g.   puts,  calls,  warrants,  options, convertible securities)
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                             4.<F4>       5.<F5>       6.<F6>            7.<F7>
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                                                          Date    Expira-
                                                          Exer-    tion
1.<F1>    2.<F2>     3.<F3>       Code   V   (A)   (D)    cisabl    Date  Title   Shares  8.<F8>   9.<F9>   10.<F10> 11.<F11>
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(1) Includes 631.20 shares allocated to his ESOP account in 1999.

















    /S/Dorris E. Green                           February 14, 2000
    -------------------------------              --------------------
         Dorris E. Green                                  Date
    **Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                                      Page 2
Potential persons who are to respond to the collection of           SEC 1474
information contained in this form are not required to respond        (3/91)
unless the form displays a currently valid OMB Number.


Green, Dorrie E.